Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-121948 and 333-163455), Form S-4 (No. 333-109518) and on Form S-8 (Nos. 333-91783, 333-35621, 333-152032 and 333-158870) of GenCorp Inc. of our report dated February 3, 2010 except with respect to our opinions on the consolidated financial statements and financial statement schedule insofar as they relate to the effects of the changes in accounting for certain convertible debt instruments as discussed in Note 1b as to which the date is April 9, 2010, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K of GenCorp Inc., dated April 9, 2010.

/s/ PricewaterhouseCoopers LLP
Sacramento, California
April 9, 2010

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